Date:                                21st January 2011

Our Ref:                           OCC/MM/Team 11/BVD

CONFIDENTIAL

Hong Kong Highpower Technology Company Limited
Room 4, Block 4, 13/F, Tai Ping Ind Ctr,
51A Ting Kok Road, Tai Po,
New Territories.

Attn:  Mr. Eric Li

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited [chinese symbols] (the “Bank”) is pleased to offer certain banking facilities including, amongst other facilities, those terms set out in this facility letter (the “Facilities”) to the Customer(s) below for the purpose(s) of general working capital, trade finance and treasury requirement, subject to the terms and conditions set out in this facility letter, and subject to the following additional terms and conditions (each attached to this facility letter):

•	Standard Terms

•	General Trade Terms

•	Terms and Conditions for Foreign Exchange Business

(collectively referred to as “Standard Terms and Conditions”)

A.CUSTOMER(S):

Hong Kong Highpower Technology Company Limited

B.FACILITY LIMITS:

(1)General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sub-limit(s), if applicable
1. Trade Finance (Please refer to Appendix 1 for product details.)	USD3,000,000.-	-

Standard Chartered Bank (Hong Kong) Limited [chinese symbols]
Credit Documentation Unit
Wholesale Banking Legal

11th Floor Standard Chartered Tower
388 Kwun Tong Road Kwun Tong Hong Kong
LA-467060 v1

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(a) Trade Finance Group All		• The Customer (USD3,000,000.-)
(b) Trade Finance Group 1		• The Customer (USD3,000,000.-)
(c) Trade Finance Group 2		• The Customer (USD3,000,000.-)
(d) Trade Finance Group 3		• The Customer (USD3,000,000.-)
2. Short Term Money Market Loan	USD10,000,000.-	• The Customer
Total Facility Limit:	USD13,000,000.-
Note:
•     The aggregate amounts outstanding Limit to which the Sub-limits relate and not at any time exceed the Total Facility under all Sub-limits shall not at any time exceed the Facility the aggregate amounts outstanding under all Facilities shall Limit.

(2)
Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility	Designated Customer(s) and Sub-limit(s), if applicable
3. Foreign Exchange Contract(s) (I) (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer
4. Currency and Interest Rate Risk Management (I)	• The Customer
5. Foreign Exchange Contract(s) (II) (Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer
6. Currency and Interest Rate Risk Management (II)	• The Customer

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 C.  PRICING AND CONDITIONS:

1. Trade Finance
Interest:
HKD import/export facilities: 1.75% per annum over HIBOR.

Foreign currency import/export facilities: 1.75% per annum over LIBOR.

Commission:
Standard rates.

Maximum tenor/advance percentage for:
Import facilities:  Combined usance and import loan period of any transaction is not to exceed 120 days.

Export facilities:  Not to exceed 120 days.

Import invoice financing: Up to 120 days from the date of invoice, and up to 100% of the invoice amount against submission of certified true copy of suppliers’ original invoices and relevant transport documents. Loan proceeds will be directly remitted to suppliers bank accounts. Suppliers to be approved by the Bank.

2. Short Term Money Market Loan
Interest:  1% per annum over LIBOR, payable at the maturity of each advance or quarterly in arrears if a six month period is selected.

Drawdown:  Partial drawdown is allowed with minimum amounts of USD500,000.- or above and in multiples of USD100,000.- for periods of 12 months.  Drawdown notice shall be delivered to the Bank at or before 11:00 a.m. on the proposed drawdown date.

Other Conditions:
•      Loan drawdown is subjected to deposit at Customer’s CNY account. The drawdown amount is no more than the amount of pledged deposit in the pledged account.
•      Loan outstanding will be repaid up to 12 months after loan drawdown date.
•      Interest will be payable on monthly basis, by debiting its USD Current account #36800806332.
•      Pledged deposit in CNY accounts in Standard Chartered Bank Hong Kong under Customer’s name can be released in proportion to the repaid amount of the Short Term Money Market Loan facility at maturity.
•      Default interest: 4% per annum over LIBOR.
•      Regarding the USD Short Term Money Market Loan proceeds applied for capital injection, the Customer is required to submit supporting documents to the Bank.

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3. Foreign Exchange Contract(s) (I) (Spot and Forward)	Tenor: Up to 24 months.
4. Currency and Interest Rate Risk Management (I)	Tenor: Up to 24 months.
5. Foreign Exchange Contract(s) (II) (Forward)	Tenor: Up to 12 months.
6. Currency and Interest Rate Risk Management (II)	Tenor: Up to 12 months.

Special Condition:  If required by the Bank in its sole and absolute discretion, the Customer undertakes to provide additional security acceptable to the Bank within the time limit imposed by the Bank at the relevant time. Without prejudice to any other provision of this Letter, the Customer agrees that failure to strictly comply with this undertaking gives the Bank (or any member of the Standard Chartered Group that is providing such Treasury Facilities) a right to terminate all or any part of the Treasury Facilities.

Market Disruption:
1.	If a Market Disruption Event occurs in relation to the Short Term Money Market Loan facility, then the rate of interest of that facility shall be the rate per annum which is the aggregate of:

(a)	1% per annum for the Short Term Money Market Loan facility; and

(b)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding that loan from whatever source it may reasonably select.

2.	In this letter:

(a)	“Market Disruption Event” means:

(i)
at or about noon on the Quotation Day the Screen Rate is not available or the Screen Rate is zero or negative, or reasonable and adequate means do not exist for ascertaining Prime or LIBOR (as the case may be);

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(ii)	matching deposits are not readily available in the relevant Interbank Market; or
(iii)
before close of business in the principal city of the relevant Interbank Market on the Quotation Day, the cost to the Bank of obtaining matching deposits in the relevant Interbank Market would be in excess of Prime or LIBOR (as the case may be).

(b)
“Quotation Day” means, in relation to any period for which an interest rate is to be determined two London business days before the first day of that period (as the case may be), or such other period which the Bank decides accords with market practice in the relevant Interbank Market.

(c)
“Screen Rate” means the standard market interest rate for the relevant currency and period displayed on the relevant page of the on-line electronic information service which for the time being the Bank normally uses for obtaining Prime or LIBOR (as the case may be).

Default Interest
In this letter, “HIBOR” means the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period; “LIBOR” means the London Interbank Offered Rate quoted by the Bank for the relevant period; and “Prime” means the respective rates which the Bank announces or applies from time to time as its prime rates for lending Hong Kong Dollars and United States Dollars.
The Bank shall charge interest on any sum(s) outstanding or owing by the Customer(s) from time to time. Unless otherwise specified, interest will accrue on a daily basis and shall be calculated, compounded and payable on such basis and in such manner as the Bank may determine at its sole discretion. Unless otherwise stipulated, a default rate of 8% per annum over Prime or the Bank’s cost of fund, whichever is higher, will apply to amounts not paid when due or in excess of any facility limit. All past due bills shall bear interest at 5% per annum above the rates charged on the trade finance facilities.

D.SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.	A Security Agreement over Bank Account (All Monies) executed by the Customer in favour of the Bank in respect of its own obligations.

3.	A personal guarantee dated 26th May 2010 (as amended from time to time) executed by Mr. Pan Dangyu for USD9,000,000.- plus interest and other charges.

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4.	A Letter of Comfort issued by Highpower International, Inc.

5.	A Letter of Comfort issued by Shenzhen Highpower Technology Co Ltd. [chinese symbols]

6.	Certified true copies of the certificate of incorporation, memorandum and articles of association or equivalent constitutional documents of High power International, Inc.

7.
Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

8.
(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

9.	Such other documents, items or evidence that the Bank may request from time to time.

E.COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1.
promptly submit to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Customer and/or guarantor as required by the Bank as soon as they become available but in any event no later than the period specified by the Bank from time to time.

2.	procure the submission of individual financial statement(s) of the personal guarantor(s) within 30 days from the date of this letter and afterwards on an annual basis.

3.	immediately inform the Bank:

•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;
•	of any substantial change to the general nature of the Customer’s existing business; or
•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

4.
submit supporting documents (including but not limited to pre-approval / permits / certificates obtained from local government authorities) as evidences for the short term money market loan used for capital injections.

The Customer agrees to maintain collateral for an aggregate of USD900,000.- and CNY73,486,000.- (or its equivalent in other currency(ies) as approved by the Bank) (the “Minimum Collateral”) pursuant to the security document(s) set out in paragraph(s) 2 of Section D of this letter. The Minimum Collateral must be in form and substance acceptable to the Bank at its sole discretion. The Customer agrees that the Bank may change the amount of the Minimum Collateral or the manner in which the Minimum Collateral is furnished at the Bank’s absolute discretion. The Customer undertakes to maintain the Minimum Collateral for so long as the Facilities under this letter remain outstanding.

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F.OTHER TERMS AND CONDITIONS:

1.
The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.
Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any factoring facility(ies).

3.
The Bank’s Standard Terms and Conditions attached and/or referred to in this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

4.	The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

5.
Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a “Related Person”). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

6.	The Customer acknowledges the following:

(a)	The Customer has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

(b)
The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

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7.
All securities, agreements, obligations given or undertaken by the Customer shall continue to be valid and binding notwithstanding any change in the constitution of the Customer or the Bank, by amalgamation, consolidation, reconstruction or otherwise.

8.
Where the Bank requires the provision of any guarantee or any security from an individual as a condition to the Facilities, the Customer consents and acknowledges that the Bank may provide the Customer’s information to any proposed or actual individual guarantor or other security provider (or their solicitors) in respect of the Facilities.

9.	The Customer is not entitled to assign or transfer any of its rights and/or obligations in connection with the Facilities.

10.
As long as any sum remains owing under any Facility, if the Customer wishes to engage any person to provide transaction banking products and services including cash management services, trade services, trade finance, custodial services, fund administration and escrow services (“Services”), the Customer shall give the Bank or its Affiliate the right of first refusal to provide such Services, such right to be subject to terms and conditions to be agreed.

11.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions to the Bank’s Credit Documentation Unit, Wholesale Banking Legal at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:

Queries on	Name	Telephone No.
Banking arrangements	Mr. Adam Wong, Relationship Manager Local Enterprise Origination & Client Coverage, Wholesale Banking	2821-1490

Yours faithfully,
For and on behalf of
STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Peggy Yiu
Peggy Yiu
Senior edit Documentation Manager

PY/DS

Encl.

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We agree and accept all the terms and conditions set out above and the following additional terms and conditions each attached and/or referred to in this letter, which we have read and understood:

•	Standard Terms
•	General Trade Terms
•	Terms and Conditions for Foreign Exchange Business
•	Bank’s Notice on use and disclosure of personal data under the Personal Data (Privacy) Ordinance and Code of Practice on Consumer Credit Data

For and on behalf of
HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

       /s/ Pan Dangyu